POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that Roger S. Sherrard does hereby make,

constitute and appoint Thomas A. Piraino, Jr., Thomas L. Meyer, Aarti J. Patel

and Rhoda Minichillo as my true and lawful attorneys-in-fact with full power and authority to act in my name and on my behalf in the execution and filing of any Form 3, Form 4 or Form 5 required to be filed with the Securities and

Exchange Commission (the "Commission") pursuant to Section 16 of the

Securities Exchange Act of 1934 (the "Act"), in connection with my status as an officer of Parker-Hannifin Corporation, hereby ratifying and confirming all that said attorneys shall lawfully do or cause to be done by virtue of this document.  This Power of Attorney shall remain in effect until such time as the Commission shall receive from me a written communication terminating the authority granted hereunder.

Dated this 31st day of October, 2003.

/s/ Roger S. Sherrard

Roger S. Sherrard